                                                                       EXHIBIT 5


                             CONYERS DILL & PEARMAN
                                 CLARENDON HOUSE
                                 2 CHURCH STREET
                                 P.O. BOX HM 666
                             HAMILTON, HM CX BERMUDA


                                            August 18, 1999



The United States Securites and Exchange Commission
Division of Corporation Finance
Washington, DC 20549
USA

Dear Sirs

PXRE GROUP LTD./REGISTRATION STATEMENT ON FORM S-4

We have acted as special legal counsel to the Company, a Bermuda exempted company ("PXRE"), in connection with the Registration Statement on Form S-4 of PXRE (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of common shares, par value $1.00 per share, of PXRE ("PXRE Common Shares") in connection with the Agreement and Plan of Merger dated as of July 7, 1999 (the "Merger Agreement"), between PXRE, PXRE Merger Corp., a Delaware corporation ("Merger Corp.") and PXRE Corporation, a Delaware corporation ("PXRE Delaware"), pursuant to which, among other things, Merger Corp. will be merged with and into PXRE Delaware (the "Merger") and each outstanding share of common stock, par value $.01 per share, of PXRE Delaware will be converted into one PXRE Common Share (in the aggregate, the "Shares"), all as more fully described in the Registration Statement. The Registration Statement includes a proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be furnished to the stockholders of PXRE Delaware in connection with seeking their approval of the Merger Agreement.

This opinion is being furnished to you at the request of the Company in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

For the purposes of giving this opinion, we have examined the following documents:-

(i)   the Registration Statement (including the Joint Proxy
      Statement/Prospectus);

(ii)  the Merger Agreement; and

(iii) a specimen certificate evidencing the PXRE Common Shares.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on the date hereof, unanimous written resolutions adopted by its board of directors, minutes of a meeting of the board of directors held on August 9, 1999 and minutes of a meeting of a special committee of the board of directors held on August 9, 1999 (the "Minutes"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended,
(g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein and (h) that the Company has received money or money's worth of not less than $1.00 per Share.

We have also assumed that prior to the issuance of the Shares that (a) the Registration Statement shall be effective, (b) the stockholders of PXRE Delaware have approved the Merger Agreement, (c) the Certificate of Merger which will give effect to the Merger has been properly filed with the Secretary of State for the State of Delaware in the United States of America and (d) the transactions contemplated by the Merger Agreement have been fully and effectively consummated.

"Non-assessability" is not a legal concept under Bermuda law, but when we describe shares as being "non-assessable" (see below) we mean with respect to the shareholders of the company, in relation to fully paid shares of a company and subject to any contrary provision in any agreement in writing between that company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholders shall not be bound by an alteration to the memorandum of association or the bye-laws of that company after the date upon which they became such shareholders, if and insofar as the alteration requires them to take, or subscribe for additional shares, or in any way increases their liability to contribute to the share capital of, or otherwise pay money to, such company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorised and the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and Joint Proxy Statement/Prospectus.

Yours faithfully

CONYERS DILL & PEARMAN